                                                                       EXHIBIT 2

     This CONFIDENTIALITY AGREEMENT, dated as of November 17, 1996 is between Homestake Mining Company, a Delaware corporation having an office at 650 California Street, San Francisco, CA 94108 ("Homestake") and Santa Fe Pacific Gold Corporation, a Delaware corporation having an office at 6200 Uptown Boulevard NE, Suite 400, Albuquerque, NM 87110 ("Santa Fe").

     Purposes of Agreement:

A. Each party is interested in reviewing confidential and proprietary data and information of the other solely for the purpose of evaluating the possibility of one or more business transactions between the parties ("Permitted Use") and not for any other purpose; and

B. Each party is willing to make such data and information available to the other in confidence to permit the other to make such evaluations and to prepare for negotiation of such transactions.

     Therefore, Homestake and Santa Fe have agreed:

     1. (a) "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, or is controlled by, or is under common control with, a party. "Control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

       (b) "Discloser" means Homestake or Santa Fe, as the case may be, in relation to its disclosure of Evaluation Material to the other under this Agreement.

       (c) "Evaluation Material" means all information and data in the possession or control of Homestake or Santa Fe, as the case may be, related to its business, properties, operations, assets, liabilities, prospects and plans. The term includes any oral information or evaluation about such matters disclosed in connection with this Agreement, includes samples, and includes information provided in the course of visits and inspections of properties and operations.

       (d) "Publicly Held" means any company or entity which files periodic reports under Sections 12 or 15 of the Securities Exchange Act of 1934 or whose securities are traded on any domestic or foreign stock exchange.

       (e) "Recipient" means Homestake or Santa Fe, as the case may be, in relation to its receipt and use of Evaluation Material received from the other under this Agreement.

       (f) "Recipient Evaluation Material" means all analyses, compilations, studies or other documents prepared by or on behalf of Recipient to the extent they contain or reflect Evaluation Material disclosed or made available to Recipient by Discloser under this Agreement.

       (g) "Subsidiary" of a corporation means any partnership, joint venture, corporation or other form of enterprise in which the first corporation owns or controls, directly or indirectly, a majority of the voting securities.

     2.  Each party represents to the other party that:

        (i) except as set out in Section 4, it is authorized to enter into and perform this Agreement;

        (ii) except as set out in Section 4, Discloser has the right to disclose Evaluation Materials to Recipient on the terms of this Agreement without violating the rights of others and without the necessity of securing the consent or agreement of any other person, and Recipient's use and disclosure of Evaluation Material in conformity with this Agreement will not result in the violation of any confidentiality, consent or other obligation arising out of any agreement to which Discloser is a party;

        (iii) except as set out in Section 4, Discloser has the right to authorize representatives of Recipient to visit and inspect its properties and operations (including partially owned and joint venture properties and operations), to receive and inspect Evaluation Material located at property sites, and to take and evaluate samples for use under the terms of this Agreement; and

        (iv) this Agreement is enforceable against such party in accordance with the terms hereof.

     3. Except as contemplated by Section 4, Discloser agrees at Discloser's expense to deliver or make available to Recipient, within a reasonable time after the date of this Agreement, all Evaluation Material reasonably requested by Recipient, to permit Recipient to visit and inspect Discloser's properties and operations (including partially owned and joint venture properties and operations) and to permit Recipient to interview appropriate personnel and consultants of Discloser who are familiar with its Evaluation Material.

     4. (a) Each party acknowledges that the other may owe confidentiality obligations to third parties with respect to one or more of its properties or operations as a result of partnerships, ventures and other relationships and arrangements in which it or its Affiliates participate or to which it or its Affiliates is a party.

         (b) No party shall have any obligation under this Agreement to disclose any information or data or to permit any visit, inspection or interview if such (i) would violate any obligation owed to a third person, (ii) would require such party to pay more than a nominal amount or assume any new obligation to a third person for the right to disclose such information or data to the other, or (iii) is not deemed to be timely or appropriate in the sole discretion of the Discloser.

        (c) Each party shall describe to the other in general terms any restrictions on its disclosure to the other of Evaluation Material and, if requested by the other party to do so, shall make reasonable efforts to obtain any consent required to be obtained from third parties for disclosure to Recipient and for Recipient's consideration of such information or data.

        (d) Discloser shall indemnify and hold the Recipient harmless against any and all loss, liability, cost, damage or expense, including attorneys fees and court costs (collectively "Costs") and any and all claims, demands, actions or proceedings in respect thereof (collectively ("Claims") against Recipient by any third person asserting that disclosure by Discloser to Recipient of Evaluation Material or Recipient's use of Evaluation Material as authorized by this Agreement violated such person's rights.

     5. Either party may at any time elect to discontinue providing Evaluation Information and access to properties and operations and to terminate the Permitted Use of Evaluation Material, effective on the giving of notice thereof in writing to the other party. Upon the giving of such notice, except as otherwise provided in this Agreement, the obligations and rights of the parties to provide and receive Evaluation Material hereunder and the use thereof shall cease. Such termination shall not otherwise terminate this Agreement or affect any other rights or obligations under this Agreement.

     6. Recipient agrees that Evaluation Material delivered and to be delivered to it by Discloser will remain the property of Discloser or of any third person that has an interest in such Material and that delivery of Evaluation Material to Recipient will give Recipient no right or interest therein other than the rights of use granted by this Agreement.

     7. (a) Neither party makes any representation or warranty, express or implied, as to the completeness or accuracy of any of its Evaluation Material, except that it was prepared in good faith, and neither party shall have any obligation to correct any errors or omissions in its Evaluation Material.

         (b) Neither party shall have any obligation under this Agreement to prepare any new Evaluation Material or to complete, revise or update any Evaluation Material.

     8. (a) Recipient shall (i) not use or disclose Evaluation Material except for the Permitted Use and as otherwise provided in this Agreement,
             (ii) treat Evaluation Material in the same way Recipient

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

             treats its own confidential information, and (iii) protect the Evaluation Material against unauthorized use or disclosure.

         (b) Recipient may disclose Evaluation Material to its directors, officers and employees, to directors, officers and employees of its Affiliates, and to outside consultants, including but not limited to lawyers, accountants, investment bankers, geologists, mining engineers and other consultants ("Consultants"), who participate in Recipient's evaluation of the Evaluation Material. Recipient shall advise all such directors, officers, employees and Consultants of the obligations of this Agreement and shall cause all such Consultants to agree in writing to the obligations contained in this Agreement (providing in any such agreement that such obligations shall be enforceable by Discloser as well as Recipient).

         (c) All such directors, officers, employees and Consultants shall be informed of and be responsible to comply with the provisions of this Agreement, and Recipient shall be responsible for any failure to comply with the provisions of this Agreement by any such directors, officers, employees and Consultants.

         (d) Recipient agrees that Discloser would be irreparably injured by a breach of this Agreement by Recipient or its directors, officers, employees or Consultants, that monetary remedies would be inadequate to protect against any actual or threatened breach of this Agreement and, without prejudice to any other rights and remedies otherwise available, Recipient agrees to the granting of equitable relief, including, without limitation, injunctive relief and specific performance in favor of the Discloser without proof of actual damages. Recipient agrees to reimburse Discloser for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred to remedy any and all breaches of this Agreement by Recipient or its directors, officers, employees or Consultants.

         (e) Except as otherwise provided in this Agreement, the confidentiality obligations and limitations on use created by or arising under this Agreement shall terminate and have no further effect two years after the date of this Agreement.

     9. Notwithstanding Section 8, the confidentiality obligations and limitations on use imposed by this Agreement shall not prevent use or disclosure of any information or data which:

         (a) Recipient can demonstrate was in its possession or in the possession of its Affiliates or Consultants at the time of receipt from Discloser or was thereafter developed by or for Recipient, its Affiliates or Consultants independent of disclosure by Discloser to Recipient;

         (b) at the time of receipt by Recipient from Discloser or later is or becomes generally known to or available to geologists, geophysicists, metallurgists, mining engineers and other persons knowledgeable in the mining and/or minerals processing industry, in each case without violation of Recipient's obligations under this Agreement;

         (c) is lawfully disclosed to Recipient or an Affiliate or Consultant by a third party which does not breach a confidentiality obligation owed to Discloser by disclosing it to Recipient or such Affiliate or Consultant; or

         (d) is used and disclosed in a transaction permitted by Section 12(b)(iii).

     10. Notwithstanding Section 8, Recipient may disclose Evaluation Material under the following circumstances:

         (a) If, in the opinion of its legal counsel, Recipient or an Affiliate is required by applicable securities laws or stock exchange regulations to make any disclosure of Evaluation Material, Recipient will, if reasonably practicable, consult with Discloser in advance of such disclosure and provide a copy of any proposed written disclosure. If advance consultation is not reasonably practicable, Recipient shall advise Discloser of any such disclosure and provide a copy of any written disclosure as soon as practicable thereafter.

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

         (b) Recipient and its Affiliates may disclose Evaluation Material which is required to be disclosed by any other law or order of any court or regulatory agency or legislative body, but Recipient shall notify Discloser of any such legal obligation or order as soon as practicable after receipt of notice thereof. Recipient shall provide reasonable cooperation at Discloser's expenses in respect of any action taken by Discloser to keep such information confidential, but Recipient shall not be required to take any action that might reasonably be expected to expose Recipient to liability or penalty.

         (c) Recipient and its Affiliates may disclose Evaluation Material in connection with any legal proceeding arising in connection with this Agreement, but any such disclosure shall be subject to such confidentiality procedures as may be reasonably requested by Discloser and approved by the court.

     11. Promptly upon request by Discloser after notice given by either party pursuant to Section 5, Recipient shall (i) return all documents containing Evaluation Material received by it from Discloser, and all copies or reproductions of such documents, and (ii) destroy all Recipient Evaluation Material, with such destruction to be certified to Discloser in writing by an officer of Recipient.

     12. (a) In addition to the other obligations imposed by this Agreement, Recipient covenants that Recipient and its Affiliates will not, and will use all reasonable efforts to ensure that its directors, officers, employees and Consultants to whom Evaluation Material has been disclosed do not for a period of one year after the date of this Agreement:

               (i) directly or indirectly purchase, sell or otherwise trade in any of the equity securities of Discloser or any publicly held Affiliate of Discloser or any right or option related thereto ("Securities");

               (ii) make or in any way participate, directly or indirectly, in any proxy solicitation with respect to Discloser or any publicly held Affiliate of Discloser;

               (iii) make a tender offer to shareholders of the Discloser or any publicly held Affiliate of Discloser, or propose a transaction to shareholders of the Discloser or any publicly held Affiliate of Discloser involving a merger, combination or amalgamation, or disposition of substantially all of the assets, directly or indirectly, of Discloser or any publicly held Affiliate of Discloser and Recipient or an exchange of Securities between them; or

               (iv) act alone or with others to seek to control the management, board of directors or policies of Discloser or any publicly held Affiliate of Discloser, in each case, without first receiving Discloser's prior written consent. This Section 12(a) shall not be deemed to prevent outside consultants (such as lawyers and investment bankers) from participation in any such transactions as advisors to others if such outside consultants have established and implemented all necessary procedures to ensure that no Evaluation Material not described in Section 9 is used in connection with any such transaction.

          (b) None of the provisions of this Agreement shall be deemed to prohibit any of the following transactions by such persons if such transaction would not otherwise violate any applicable law:

               (i) the disposition of outstanding Securities of Discloser or any publicly held Affiliate of Discloser held on the date of this Agreement (or subsequently acquired in a transaction not in violation of this Agreement), or the acquisition of up to a total of 5% of the outstanding Securities of Discloser or any publicly held Affiliate of Discloser in the ordinary course by any such persons;

               (ii) the indirect acquisition of any such Securities by such persons which results from the acquisition of securities or assets of any other person, partnership, joint venture, corporation or other form of enterprise;

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

               (iii) any transaction described in Section 12(a) in respect of
                     Discloser or a publicly held Affiliate of Discloser (a "Target Company") if there has been an offer, or public announcement of a proposal to make an offer, to acquire 15% or more of the Securities of the Target Company or involving a merger, combination or amalgamation, or disposition of substantially all of the assets, directly or indirectly, of Target Company or an exchange of Securities of Target Company by any person who is not an Affiliate of Recipient. For purposes of this Section 12(b), an offer by a Target Company to acquire other companies or entities or the assets thereof shall be deemed to be a combination to which this paragraph (iii) applies if, on successful completion of such offer, the shareholders of the Target Company at the time of the making of the offer would own less than a majority of the outstanding Securities of the Target Company.

        (c) Recipient shall advise any person to whom Recipient may disclose Evaluation Material of the constraints imposed by this Section, and shall advise each such person that it is bound by all such constraints and that violations of the covenants in this Section may give rise to liability to Discloser under this Agreement. Recipient shall also advise any such persons of their potential liability for use of Evaluation Material in violation of "insider trading" provisions of applicable securities laws and regulations.

        (d) Recipient agrees that Discloser would be irreparably injured by a breach of this Agreement by Recipient or its directors, officers, employees or Consultants, that monetary remedies would be inadequate to protect against any actual or threatened breach of this Agreement and, without prejudice to any other rights and remedies otherwise available, Recipient agrees to the granting of equitable relief, including, without limitation, injunctive relief and specific performance in favor of the Discloser without proof of actual damages. Recipient agrees to reimburse Discloser for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred to remedy any and all breaches of this Agreement by Recipient or its directors, officers, employees or Consultants.

     13. If Recipient desires to visit, and the Discloser allows the visit of, any property or operations of Discloser, the provisions of this Section 13 shall apply.

        (a) Discloser shall use reasonable efforts to arrange a site visit in the company of a representative of Discloser. Discloser shall be solely responsible for all arrangements with the management of such property.

        (b) By arranging such visits, Discloser represents that it has the right to authorize representatives of Recipient to enter the property, to inspect Evaluation Material located on the property, and to take and evaluate samples for use under the terms of this Agreement.

        (c) Each party shall bear its own costs and expenses incurred in connection with such site visits.

        (d) Recipient shall indemnify and hold Discloser and Discloser's Affiliates, officers, directors, employees, agents, consultants and advisors and each and every partner, venturer or other person having an interest in such mines, operations or properties harmless from any and all Costs and any Claims which Discloser may incur or which may be asserted against Discloser arising out of or related to:

               (i) any act or omission by or on behalf of the Recipient related to any such a visit; or,

               (ii) any injury to the person or property of any officer, director, employee, agent or advisor of Recipient making such a visit unless resulting from the willful misconduct or gross negligence of Discloser or Discloser's Affiliates, officers, directors, employees, agents and advisors or other indemnitees.

     14.  If any Claims are brought or asserted against any indemnitee under
Section 4(d) or under Section 13(e) in respect of which indemnity is sought against an indemnitor, the indemnitee shall promptly

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

notify indemnitor in writing, and indemnitor shall have the right to assume the defense thereof, with counsel chosen by indemnitor. If indemnitor elects to assume the defense, indemnitor shall bear all resulting fees and expenses. If indemnitor fails to assume the defense within a reasonable time after timely notice by the indemnitee, indemnitor shall promptly reimburse indemnitee for all reasonable fees and expenses incurred by indemnitee in connection with the defense. Indemnitor shall not be required to indemnify indemnitee for any settlement made without its written consent.

     15. (a) Except as used and disclosed in a transaction permitted by Section 12(b)(iii) or to the extent required by applicable law or by the rules of any stock exchange on which securities of a party or an Affiliate are listed or traded, neither party shall disclose or permit any of its Affiliates to disclose (i) any information regarding any possible business transaction between the parties including, but not limited to, the occurrence of any investigations, discussions, negotiations or other contacts with regard to a possible combination; (ii) the existence of this Agreement; or (iii) the transactions contemplated by this Agreement, nor issue any press release or public statement mentioning the name of the other party or any Affiliate of the other party, without the prior consent of the other party. Any party proposing to make any such disclosure shall first consult with the other party unless such prior consultation is impracticable.

          (b) As soon as practicable after issuance of any press or other public statement by a party or an Affiliate of a party referring to this Agreement or mentioning the name of the other party or any Affiliate of the other party, the issuer shall by telecopier send a copy of such release as issued in final form to the Chief Financial Officer of the other party.

     16. All notices required or contemplated by this Agreement shall be in writing and shall be deemed received:

          (i)  when delivered in person;

          (ii) three business days after deposited in the United States mail, postage prepaid, by registered or certified mail; or

          (iii) one day after sent by telecopier or other electronic means providing reasonable proof of receipt, addressed to Homestake, as follows:

                  Homestake Mining Company
                  650 California Street
                  San Francisco, CA 94108
                  Attention: President and Chief Executive Officer
                  Telecopy: (415) 982-2334

        and addressed to Santa Fe, as follows:

              Santa Fe Pacific Gold Corporation
              6200 Uptown Boulevard NE, Suite 400
              Albuquerque, NM 87110
              Attention: President and Chief Executive Officer
              Telecopy: (505) 880-5458

Each party may change the address to which notices shall be sent from time to time by giving the other party notice of change in accordance with this Section.

     17. Except as specifically contemplated hereby, no person shall be a third party beneficiary of this Agreement. The acknowledgment in this Agreement of the rights of others in Evaluation Material shall not be interpreted as affording such persons any right to enforce this Agreement, nor as preventing the parties from amending or terminating this Agreement.

     18. Nothing in this Agreement shall impose any obligation on any party to negotiate or execute any agreement for any transaction. Each party shall have the right to execute and consummate any transaction

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

with others without first notifying the other party or affording the other party any right of first refusal or other opportunity to participate in such a transaction. Each party assumes the risk that no transaction contemplated by this Agreement will be consummated.

     19. Except as otherwise expressly provided in this Agreement, each party will bear all expenses incurred by it in connection with this Agreement, including but not limited to legal fees and fees of investment bankers and brokers employed by such party, whether or not any transactions contemplated by this Agreement are consummated, whatever the reason.

     20. This Agreement has been negotiated by the parties at arm's-length. Nothing in this Agreement shall be interpreted to create between the parties, expressly or by implication, any partnership, joint enterprise, relationship of trust and confidence or other special relationship, or any relationship of principal and agent.

     22. This Agreement contains the entire agreement of the parties related to the subject matter hereof, and is in lieu of confidentiality obligations and use of information limitations that may otherwise exist at law or mining industry practice. No promise, inducement or agreement, express or implied, not herein expressed has been made or given or relied upon by either party as consideration for this Agreement. There are no conditions, agreements, representations, warranties or understandings, express or implied, except as set forth herein.

     23. This agreement is governed by the internal law of the State of Delaware, without regard to any conflict of law principles.

     24. In any legal disputes arising in connection with this agreement, the prevailing party shall be entitled to recover all Costs, including attorneys fees.

     25. This Agreement and the rights and obligations created by this Agreement may not be assigned by any party (except by operation of law in the case of merger, consolidation or amalgamation) without the written consent of the other party in its absolute discretion, and any assignment in violation of this Agreement is absolutely void and not just voidable.

                             HOMESTAKE MINING COMPANY

Dated: November 17, 1996     By: /s/ JACK E. THOMPSON
                             ---------------------------------------------
                             Jack E. Thompson
                             President and
                             Chief Executive Officer

                             SANTA FE PACIFIC GOLD CORPORATION

Dated: November 17, 1996     By: /s/ P.M. JAMES
                             ---------------------------------------------
                             P. M. James
                             Chairman, President and
                             Chief Executive Officer

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